Brett Agnew Vice President- Associate General Counsel 8300 Mills Civic Parkway, West Des Moines, IA 50266 Phone: 515-327-5890 | Department Fax: 515-221-4813 bagnew @sfgmembers.com

April 29, 2022

VIA EDGAR

Commissioners

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE:	Midland National Life Insurance Company Midland National Life Separate Account C (“Registrant”) Post-Effective Amendment No. 20 to Registration Statement on Form N-4 File Nos. 333-176870 and 811-07772

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by Midland National Life Insurance Company (the “Company”) and Midland National Life Separate Account C of the above-referenced Post-Effective Amendment to the Registration Statement under the of the Investment Company Act of 1940 and the Securities Act of 1933 for the LiveWell Variable Annuity Contracts (the “Contracts”) offered and funded by the Company. I have examined, or persons on my staff have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.

The Company was organized in accordance with the laws of the state of South Dakota and re-domesticated in accordance with the laws of the state of Iowa and is a duly authorized stock life insurance company under the laws of Iowa and the laws of those states in which the Company is admitted to do business.

2.	The Company is authorized to issue the Contracts in those states in which it is admitted and where the issuance and sale of the Contracts is authorized by each applicable state insurance regulator.

3.

Each Contract, when issued and sold pursuant to the terms described in the Registration Statements, and when authorized for issue and sale by each applicable state insurance regulator, will constitute validly issued and binding obligations enforceable against the Company in accordance with the terms of the Contract, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

MidlandNational.com

Brett Agnew Vice President- Associate General Counsel 8300 Mills Civic Parkway, West Des Moines, IA 50266 Phone: 515-327-5890 | Department Fax: 515-221-4813 bagnew @sfgmembers.com

I hereby consent to the use of this opinion as an exhibit to said Post-Effective Amendment to the Registration Statement.

Sincerely,

/s/ Brett Agnew

Brett L. Agnew

Vice President – Associate General Counsel

MidlandNational.com